FIRST AMENDMENT TO LEASE        EXHIBIT 10.48

        THIS FIRST AMENDMENT TO LEASE (the First Amendment ) is made, entered into, and effective as of the 1st day of November, 1995, by and between MERRILLVILLE PARTNERS LIMITED PARTNERSHIP, an Illinois limited partnership ( Landlord ), as sole beneficiary of Lake County Trust Company, as Trustee under Trust Agreement dated June 30, 1987 and known as Trust No. 3737, and SPORTMART, INC., a Delaware corporation ( Tenant ).

                        RECITALS:

        A. By that certain Lease with an effective date of September 1, 1987 (the Lease ), by and between Landlord and Tenant, Landlord leased to Tenant certain premises consisting of approximately 41,000 square feet of retail space (the Store , or the Leased Premises ) in the shopping center commonly known as Sportmart Plaza (the Shopping Center ) located at 3201 East Lincoln Highway, Merrillville, Indiana.

        B. Tenant desires to expand the Leased Premises by approximately 9,000 square feet (the Additional Premises ), and to perform other building and facade improvements for its own benefit.

        C. Landlord and Tenant are mutually desirous of amending the Lease in order to, among other things: (i) reflect Landlord's approval of Tenant's expansion of the Leased Premises, on the terms and conditions set forth herein; (ii) modify the Original
Term   of the Lease and to grant Tenant certain options to extend
the  term  of  the  Lease;  (iii)  modify  the    Basic Rent  and
percentage rental payable under the Lease; and (iv) grant Tenant a right of first refusal to purchase the Shopping Center, on the terms and conditions set forth herein.

        D. Initially capitalized terms not otherwise defined herein shall have the meanings attributed to them in the Lease.

        NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, Landlord and Tenant hereby agree as follows:

                        AGREEMENT

        1. Additional Premises. Landlord hereby leases to Tenant and Tenant hereby takes from Landlord, on the terms and conditions set forth herein, the Additional Premises consisting of approximately 9,000 square feet. The Additional Premises are in the approximate location shown on the site plan (the Site Plan ) attached hereto and made a part hereof as Exhibit A. A list of Tenant's plans and specifications for the construction of the Additional Premises, and the building and facade work to be performed by Tenant, is attached hereto and made a part hereof as Exhibit B. In accordance with Section 4.7 of the Lease, Landlord hereby approves of Tenant's plans and specifications for the construction of the Additional Premises, as well as Tenant's plans and specifications for the building and facade work to be performed by Tenant, all at Tenant's sole cost and expense.

        2. Definition of Leased Premises. Notwithstanding anything to the contrary contained in Section 1.1 of the Lease, and except as is expressly set forth otherwise in this First Amendment, from and after the Commencement Date (as hereinafter defined), the term Leased Premises , as used in the Lease, shall include and mean for all purposes (including, without limitation, for purposes of determining Tenant's pro-rata share of the Shopping Center s common area charges, real estate taxes, and insurance) both the Leased Premises and the Additional Premises leased herein.

        3.   Lease Term, Commencement Date and Rent Commencement
Date. Section 2.1 of the Lease is hereby deleted in its entirety and replaced with the following new Section 2.1:

        2.1 Notwithstanding anything in this Lease contained to the contrary, the term of this Lease shall commence on November 1, 1995 (the Commencement Date ), and Tenant's obligation to commence paying Basic Rent (as hereinafter defined) shall commence on September 1, 1996 (the Rent Commencement Date ). References to "Term" of this Lease shall include the original term (the Original Term ) of this Lease and any extension of such Original Term. The Original Term of this Lease shall begin on the Commencement Date and, unless earlier terminated, shall expire on the Initial
        Termination  Date  (as  hereinafter  defined).    The
        Initial Termination Date shall be the January 31st next following the fifteenth (15th) anniversary of the Commencement Date. For purposes of this Lease, the term Lease Year shall have the following meaning: (a) the first Lease Year shall extend from the Commencement Date to the second (2nd) January 31st following the Commencement Date (i.e., the first Lease Year shall be the period from the Commencement Date through January 31, 1997); and (b) subsequent Lease Years shall commence  on  February  1st  and  end  on the following
        January 31st.

        4. Options to Extend. The following new Section 2.3 is hereby incorporated into and made a part of the Lease:

        2.3 The Tenant shall have the option to extend the Original Term of this Lease for two (2) separate, consecutive additional periods of five (5) years each (each an "Option Period"), on all of the same terms and conditions set forth in this Lease other than Basic Rent. Each such option must be exercised, if at all, by notifying the Landlord in writing, not less than six
        (6) months prior to the expiration of the Original Term, or of the then current Option Period, as the case may be. Should Tenant neglect to exercise any of its options by the applicable date specified above, Tenant's right to exercise shall not expire until thirty (30) days after notice from Landlord of Tenant's failure to exercise the option. Basic Rent payable during each Option Period is specified in Section 3.1.

        5.   Basic Rent and Percentage Rent. Effective as of the
Rent  Commencement  Date, the  first  grammatical  paragraph  of
Section 3.1(a) of the Lease shall be deleted in its entirety and replaced with the following new paragraphs:

        3.1(a)   During  the Term of this Lease from and after
        the Rent Commencement Date, the annual Basic Rent shall be as specified according to the schedule set forth below, payable in monthly installments in the amount of one-twelfth (1/12) of the annual Basic Rent. Basic Rent shall be prorated for any partial calendar months and years. Each monthly installment of rental shall be payable in advance on or before the first (1st) day of each calendar month during the Term. If the Rent Commencement Date is other than the first day of a calendar month, the first month's Basic Rent shall be prorated accordingly and paid with the Basic Rent for the first full month. All rent and other payments to be made by Tenant to Landlord shall be sent to the place to which notices are required to be sent, unless otherwise directed by the Landlord in writing. For purposes of computing Tenant's obligations based upon leasable floor area, the term leasable floor area or Leasable Floor Area shall mean all areas available, or held for the exclusive use and occupancy of occupants or future occupants of the Shopping Center, measured from the interior surface of exterior walls (and from extensions thereof in the case of openings) and from the center of interior demising partitions. Non-retail mezzanines and basements, if any, shall not be included within the definition of Leasable Floor Area.

        The annual Basic Rent is as follows:

                (1) Rent Commencement Date through the end of the fifth (5th) Lease Year (Lease Years One (1) through Five (5)): Seven and 25/100 Dollars ($7.25) per square foot of Leasable Floor Area of the Leased Premises ($362,500.00 based on 50,000 square feet).

                (2) Lease Years Six (6) through Ten (10): the lesser of (i) Seven and 97/100 Dollars ($7.97) per square foot of Leasable Floor Area of the Leased Premises ($398,500.00 based on 50,000 square feet), or (ii) the annual Basic Rent payable during the preceding sixty (60) month period, multiplied by the CPI Increase (as defined below) for the immediately preceding sixty (60) month period.

                (3) Lease Years Eleven (11) through Fifteen (15): the lesser of (i) Eight and 77/100 Dollars ($8.77) per square foot of Leasable Floor Area of the Leased Premises ($438,500.00 based on 50,000 square feet), or (ii) the annual Basic Rent payable during the preceding sixty (60) month period, multiplied by the CPI Increase for the immediately preceding sixty (60) month period.

                (4) Lease Years Sixteen (16) through Twenty (20) (the first Option Period): the lesser of (i) Nine and 65/100 Dollars ($9.65) per square foot of Leasable Floor Area of the Leased Premises ($482,500.00 based on 50,000 square feet), or (ii) the annual Basic Rent payable during the preceding sixty (60) month period, multiplied by the CPI Increase for the immediately preceding sixty (60) month period.

                (5) Lease Years Twenty-One (21) through Twenty-Five (25) (the second Option Period): the lesser of (i) Ten and 61/100 Dollars ($10.61) per square foot of Leasable Floor Area of the square feet), or (ii) the annual Basic Rent payable during the preceding sixty (60) month period, multiplied by the CPI Increase for the immediately preceding sixty (60) month period.

        In addition to such Basic Rent, from and after the Rent Commencement Date Tenant agrees to pay to Landlord as percentage rental ( Percentage Rent ) during the entire Term of this Lease a sum of money equal to one and one-half percent (1.5%) of Tenant s Gross Sales made from the Leased Premises as shall exceed Ten Million and No/100 Dollars ($10,000,000.00) per Lease Year. In addition to the foregoing, with respect to the one year period from the Rent Commencement Date through August 31, 1997 only, Tenant shall also pay to Landlord a sum of money equal to two percent (2%) of Tenant s Gross Sales made from the Leased Premises during said year as shall exceed Six Million and No/100 Dollars ($6,000,000.00) but be less than Seven Million and No/100 Dollars ($7,000,000.00).

        For purposes of periodic Basic Rent increases under this Section 3.1, the "CPI Increase" is calculated by solving the following equation for CPII:

                CPII =  (((CPI    divided by CPI     ) - 1) x 5) + 1
                        end      start

        where:    CPII =    CPI Increase

                CPI(end)  =    the  CPI  (defined  below)  for the
                               month    of   October   immediately
                               preceding the effective date of the
                               applicable increase

                CPI(start) =   the   CPI  for  the  month  of
                               October  immediately preceding
                               the  sixty  (60)  month period
                               preceding  the  effective date
                               of the applicable increase

        Notwithstanding the foregoing, if the CPI(start) is greater than the CPI(end) (i.e., the CPI has gone down over the 60 month period preceding the rent adjustment date in question), the CPI Increase shall be deemed to be 1.00.

        "CPI"  shall  mean  the  Consumer  Price  Index--United
        States   All   Items   for   All   Urban   Consumers
        (1982-1984=100) published by the Bureau of Labor Statistics of the Department of Labor. If the manner in which such Consumer Price Index as determined by the Bureau of Labor Statistics shall be substantially revised, an adjustment shall be made in such revised index, which would produce results equivalent, as nearly as possible, to those which would have been obtained if the Consumer Price Index had not been so revised. If the Consumer Price Index shall become unavailable to the public, Landlord will substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency, a major bank or other financial institution, a university or a recognized financial publication.

        By way of example only of a calculation of the CPI Increase and a rent adjustment under this Section 3.1(a), if the Commencement Date is November 1, 1995, the CPI Increase for purposes of calculating the new Minimum Rent payable beginning February 1, 2001 under
        Section 3.1(a)(2) would be calculated by dividing the October, 2000 CPI by the October, 1995 CPI. Assume that the October 1995 CPI (CPI(start)) is 200 and the October 2000 CPI (CPI(end)) is 220. The CPI Increase would be 1.50 (((220 divided 200) - 1) x 5) + 1).
        Since $10.875 per square foot (1.50 x $7.25) is more than $7.97 per square foot, the annual Basic Rent beginning February 1, 2001 would be $7.97 per square foot. If, however, the October 2000 CPI were 201, the CPI Increase would be 1.025 ((((201 divided 200) -1) x 5) +1). Since $7.43125 per square foot (1.025 x
        $7.25) is less than $7.97 per square foot, the annual Basic Rent beginning February 1, 2001 would be $7.43125 per square foot.

        6. Notices. Article X of the Lease is hereby deleted in its entirety and replaced with the following new Article X:

                          "ARTICLE X

                            Notices

        Any notice to be given or served in connection with this Lease shall be in writing and shall be served by certified or registered mail, postage prepaid, or by reputable overnight (or second business day) air courier service which provides written evidence of delivery, in either case addressed as specified below, or to such other address as requested by either party in writing. Service shall be deemed effective three
        (3) days after deposit in the U.S. mail in accordance herewith or on the next business day (or second business day, if applicable) following delivery to such air courier service in accordance herewith. Either party by written notice to the other may designate two additional parties to receive copies of notices sent to it. Such designees may be changed by written notice.

        If to Tenant: Sportmart, Inc.
                      1400 S. Wolf Road, Suite 200
                      Wheeling, Illinois 60090
                      Attention: Legal Department

                      With copies of all notices to Tenant to
                      be sent to:

                      Sportmart, Inc.
                      1400 S. Wolf Road, Suite 200
                      Wheeling, Illinois 60090
                      Attention: Senior Vice President,
                                 Corporate Development

        If to Landlord: Merrillville Partners Limited Partnership
                        c/o SM Property Management Co., Inc.
                        1400 S. Wolf Road, Suite 200
                        Wheeling, Illinois 60090
                        Attention:  Legal Department

                        With copies of all notices to Landlord to be sent to:

                        Merrillville Partners Limited Partnership
                        c/o SM Property Management Co., Inc.
                        1400 S. Wolf Road, Suite 200
                        Wheeling, Illinois 60090
                        Attention: Senior Vice President, Corporate
                                   Development

                        and to Landlord's lender at its address
                        currently on file with Landlord and Tenant.


        7. Right of First Refusal to Purchase the Shopping Center. The following new Article XIII is hereby incorporated into and made a part of the Lease:

                            ARTICLE XIII

                        Tenant Right of First Refusal

        13.1 If during the Term of this Lease, Landlord receives an offer to purchase the Leased Premises, the legal parcel upon which the Leased Premises are located or the Shopping Center (collectively referred to herein as the "subject property") on terms and conditions (collectively "terms") acceptable to it ("Third Party Offer"), Landlord shall by written notice to Tenant (which notice shall be accompanied by a copy of the Third Party Offer and other relevant data) offer to sell the subject property to Tenant on the terms specified  in  the  Third Party Offer.  If within sixty
        (60) days thereafter Tenant does not notify Landlord that Tenant accepts Landlord's offer, Landlord, within the ensuing six (6) month period shall be free to sell the subject property to the party named in the Third Party Offer on the terms specified in the Third Party Offer; provided, however, that a failure by Tenant to exercise such right of first refusal shall not relieve Landlord of its obligations under this Article in respect of subsequent Third Party Offers. If Tenant elects to purchase the subject property on the terms stated in the Third Party Offer, the Third Party Offer shall constitute a binding agreement of purchase and sale between Landlord and Tenant and govern their subsequent performance, provided however, time of performance shall be suitably extended to take into account time elapsed between presentation to Tenant of Landlord's offer and Tenant's acceptance. The term "other relevant data" as used in this Section means copies of all (a) information and materials previously furnished by or on behalf of Landlord to Third Party Offerer, (b) inspections and surveys made by or on behalf of Third Party Offerer in respect of the subject property and (c) other information as reasonably requested by Tenant so as to ascertain subject property value.

        13.2 If the Third Party Offer provides for Landlord to receive nonmonetary consideration from the offeror, Tenant's right of first refusal shall be converted into an option, to purchase the subject property free and clear of all liens or encumbrances other than existing leases (including this Lease) at 90% of its fair market value (the "Option"), such Option to be exercised if at
        within   ten   (10)   business   days   following
        determination  of  fair  market  value.  If the parties
        cannot  agree  on  such  fair market value within sixty
        (60) days following provision to Tenant of the Third Party Offer, fair market value shall be determined by binding arbitration in accordance with the rules of the American Arbitration Association. If purchase shall be by exercise of the Option, closing shall occur within sixty (60) days following its exercise at a time and place as designated by Tenant; and the time and manner
        of    closing  (including  prorations),  shall  be  in
        accordance with local custom, provided however at closing Landlord shall furnish Tenant with an ALTA owners policy insuring marketable title to the subject property as aforesaid in amount of the purchase price (together with lender's policy if required by Tenant) and further provided that if the parties are unable to agree upon local custom, dispute shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association, and the time for closing extended accordingly.

        13.3 For purposes hereof a lease for a term of twenty nine (29) years or more shall be deemed a sale."

        8. Tenant's Right to Go Dark. The following new Article
XIV is hereby incorporated into and made a part of the Lease:

                          ARTICLE XIV

                    Tenant's Right to Go Dark

        14.1 If , during the term of this Lease, Tenant discontinues conducting business to the public in the Leased Premises and vacates the Leased Premises ("goes dark"), and the Leased Premises remain dark for a period of four (4) months, Landlord may, at any time after the expiration of such four (4) month period while the Leased Premises remain dark, notify Tenant of its intent to terminate this Lease, which termination will be effective sixty (60) days after the receipt of such notice; provided, however, that if Tenant notifies Landlord within thirty (30) days after receipt of such notice that all or a part of the Leased Premises will be re-opened for business by Tenant as of a date certain not more than ninety (90) days after the date of Tenant's notice, Landlord's notice of termination will be of no force and effect and this Lease shall continue so long as Tenant does then timely reopen its Leased Premises. Tenant is not deemed to have gone dark if it closes the Leased Premises to the general public (i) in order to prepare for sales or to take stock of current inventory, provided that the same does not result in Tenant's business being closed to the public for more than ten (10) consecutive business days, or for more than twenty (20) total business days, in any consecutive twelve (12) month period; (ii) in connection with the performance of any construction, alteration, repair or restoration work on the Leased Premises so long as the same is diligently pursued by Tenant and does not result in Tenant's business being closed to the public for more than two hundred forty
        (240) days in any consecutive twelve (12) month period;
        (iii) to accommodate a change in use of the Leased Premises or pursuant to an assignment or subletting of the Leased Premises, provided that the same does not result in the Leased Premises being closed to the public for more than one hundred fifty (150) days in any consecutive twelve (12) month period; or (iv) while a condition of force majeure prevents operation and for a reasonable time thereafter."

        9. Full Force. Except as hereby expressly or by necessary implication modified or amended by this First Amendment, the parties hereto acknowledge and agree that all of the terms and provisions of the Lease shall be and remain in full force and effect. In the event of any conflict or inconsistency between the terms of the Lease and this First Amendment, the terms of this First Amendment shall govern and control.

        10. No Further Amendment. This First Amendment may not be amended, waived or modified in any respect unless the same shall be in writing and signed by both parties. This First Amendment constitutes the entire agreement of the parties and supersedes all prior agreements, arrangement and contracts, whether oral or written, concerning the subject matter hereof.

        11. Counterparts. This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the date first above written.

LANDLORD:

MERRILLVILLE PARTNERS LIMITED
PARTNERSHIP, an Illinois limited partnership

By:  Merrillville Corp., an Illinois Corporation,
     its General Partner

     By: /S/ MITCHELL KAHN
     Title: VICE PRESIDENT

TENANT:

SPORTMART, INC.,
a Delaware corporation

By:  /S/ ANDREW HOCHBERG
Title:   PRESIDENT